SETTLEMENT AGREEMENT AND MUTUAL RELEASE


      WHEREAS,  New  Millennium Capital Partners II, LLC ("NMCP"), AJW Offshore

Ltd. ("AJWO"), AJW Qualified  Partners,  LLC  ("AJWQP")  and  AJW Partners, LLC

("AJWP," collectively with AJWQP, AJWO and NMCP, "Plaintiffs")  entered  into a

Securities  Purchase  Agreement  with  Valcom, Inc. ("VACM") on or about August

2004;

      WHEREAS, pursuant to the Securities Purchase Agreement, NMCP, AJWD, AJWQP

and AJWP each purchased a callable secured  Convertible  Debenture from VACM on or about August 2004 which debentures were in the aggregate principal amount of

$600,000, which the Plaintiffs funded as follows: $250,000  on August 17, 2004,

$250,000   on  September  21,  2004,  and  $100,000  on  May  13,  2005   ("the

Debenture(s)")  and  allocated  as follows:  AJW, $96,000 (16%); AJWO, $222,000

(37%); AJWQP, $264,000 (44%); NMCP, $18,000 (3%); and

      WHEREAS, on October 17, 2005,  Plaintiffs converted $41,850.23 owed under the Debenture, which is deemed interest arising under the Debentures; and

      WHEREAS, Plaintiffs commenced an action in the Supreme Court of New York,

New York County, against VACM, Index No. 020599/02 (the "Action"); and

      WHEREAS, the parties to the Action  are  now  desirous of resolving their differences without further litigation;

      IT  IS HEREBY AGREED, by and between the parties  hereto,  for  good  and valuable consideration, as of the 2nd day of February 2006, as follows:

      1. THE DEBENTURES.

                  A.    The parties agree as follows:

                        (i)   The   outstanding   principal   balance   on  the

      Debentures is $600,000, allocated among plaintiffs as set forth above;

                        (ii)  The  conversion price is fixed at $.06 per share;

      and

                        (iii) No interest  or  penalties are due as of the date

      hereof.

      2. CONSIDERATION.  The parties agree as follows:

                  A.    VACM shall deliver to Plaintiffs'  counsel:  (i) within

      five  days  following  the  date of this Agreement, 10,000,000 shares  of common  stock of VACM (the "Shares")  allocated  as  follows:  (i)  seven

      certificates   of  18,000,  222,000,  264,000,  96,000  Shares  (totaling

      4,200,000 shares),  in the names of NMCP, AJWO, AJWQP, AJW, respectively;

      (ii) five certificates  of  30,000,  370,000,  440,000 and 160,000 Shares

      (totaling 5,000,000 shares), in the names of NMCP,  AJWO,  AJWQP and AJW,

      respectively  and  (iii)  one  certificate  of  24,000, 296,000, 352,000,

      128,000 (totaling 800,000 Shares), in the names of  NMCP AJWO, AJWQP, and

      AJW, all of the foregoing as conversion in full and extinguishment of the

      Debentures, at a booked conversion price of $0.06 per  share, such Shares to  be  held  in  escrow  pursuant  to  the  terms of the annexed  Escrow

      Agreement; and (ii) an Notice of Discontinuance  with  prejudice  in  the form attached as Exhibit A.

                  B.    Plaintiffs  hereby  agree that VACM may buy back any or

      all  of  the  Shares  held in escrow at any  time  at  $0.10  per  share.

      Plaintiffs hereby grant an irrevocable proxy to the Board of Directors of

      VACM, or its designees,  to  vote the Shares that have not yet been sold.

      VACM represents and warrants that  the  Shares are fully paid and validly issued, are free and clear of all liens,  claims or encumbrances, and are unregistered restricted shares that may be sold pursuant to Rule 144.

                  C.    The  Shares shall be held  by  Plaintiffs'  counsel  as

      Escrow Agent, pursuant to  the accompanying Escrow Agreement.  The Escrow

      Agent shall deliver to Plaintiffs  collectively  600,000 of the Shares on the first day of each calendar month starting February  1,  2006  through and  including  August  1, 2006, and 1,000,000 of the Shares on the first day of each month thereafter  through  and  including  January 2007 and a certificate  for  800,000 shares on February 1, 2007, until  all  of  the

      Shares have been delivered;  notwithstanding  the  foregoing  (i)  to the extent  any  of  the Shares have not been delivered from the Escrow, VACM shall be permitted  to  repurchase  such Shares at $0.10 per Share at any time;  any  such  purchase  shall  be  exercised  by  written  notice  to

      Plaintiffs, accompanied by payment in the  form  of  a certified check or wire transfer; (ii) Plaintiffs shall not vote the Shares and hereby grant an irrevocable proxy to the Board of Directors of VACM or its designee to vote all Shares that have not yet been sold; and (iii)  in no event shall any  shares  be  delivered from escrow if it would result in  Plaintiffs,

      beneficially owning  more  than  4.99%  of VACM's issued and withstanding shares.

                  D.    In exchange for the consideration  set  forth  in 1(A),

      (C) and (D), Plaintiffs hereby agree to deliver to Defendants an executed

      Notice of Discontinuance in the form attached as Exhibit A.

                  E.    The  executed  Stipulation  of Discontinuance shall  be

      held  by  the  parties' counsel in escrow until Plaintiffs'  counsel  has received the consideration in Sections 2.A(i) and 2.A(ii).

      3. GROSS UP.  Plaintiffs shall maintain trading records showing all sales of the Shares, which must  be on the open market to independent, unrelated and,

at the time of sale, unknown  third  parties,  in  sales  that  have  not  been

prearranged.   In  the event that by February 28, 2007, the gross proceeds from all sales of the Shares  is  less  than  $1,000,000,  then, at any time between

March 1, 2007 and April 30, 2007, Plaintiffs may make written  demand upon VACM for  payment an amount equal to the difference between (A) $1,000,000  and  (B)

the sum  of  (i)  the  gross  proceeds of all sales of the Shares plus (ii) all remaining Shares multiplied by $.10 or the then current market price, whichever

is  higher  (the  "Gross  Up Amount").   Plaintiffs'  demand  shall  include  a

statement showing all remaining  Shares  of  VACM  and  a  schedule showing all

sales, with confirmation of the gross proceeds of such sales.   VACM  shall pay

in  full  the  Gross Up Amount within 30 days of receiving the demand.  In  the event that VACM  fails  to  pay the Gross Up Amount within 30 days of receiving the demand, it shall be liable  for  the  Gross Up Amount, plus interest on the then outstanding balance at the rate of 9%  per  annum  from  the  date of this

Agreement  until  the  date  of  payment in full.  In the event trading in  the shares of VACM is halted for more  than 10 business days, Plaintiffs shall have the option of (i) extending all deadlines  hereunder for a time period equal to that  of  the suspended trading or (ii) in connection  with  Gross  Up  Amount,

tendering any  unsold  Shares  then  in  Plaintiffs'  possession, provided such

Shares were received pursuant to the escrow terms of this Agreement, to VACM at

$.10 per share.  For all purposes under this Agreement,  sales  of Shares shall be deemed to be made on the trade date, rather than settlement date.

      4. MUTUAL GENERAL RELEASE.  Expressly conditioned upon timely  completion of the delivery requirements set forth under Section 2 above, the Parties, each for  themselves,  their respective Boards of Directors, officers, shareholders,

members,  assigns,  employees,  agents,  predecessors,  heirs,  executors,  and administrators, successors,  subsidiary  entities,  former entities, attorneys,

and any others claiming under or through them, both past and present, do hereby release and forever discharge each other, and each of  the  others'  Boards  of

Directors,   officers,   shareholders,  members,  assigns,  employees,  agents,

managers,  predecessors,  successors,  heirs,  executors,  and  administrators,

subsidiary entities, affiliates  former  entities,  attorneys,  and  all others acting by, through, under, or in concert with the other, and each of them, from any and all manner of action or actions, cause or causes of action, in  law  or in equity, suits, debts, liens, contracts (express, implied in fact, or implied by law), agreements, promises, liabilities, claims, set offs, rights and claims for  indemnity  and/or  contribution,  refunds, overpayments, demands, damages,

losses,  costs,  or  expenses,  of any nature  whatsoever,  known  or  unknown,

suspected or unsuspected, fixed or  contingent,  which  each  now  has  or  may hereafter  have  by  reason  of any matter, cause, or thing whatsoever from the beginning  of  time  to  the  date  hereof,  including,  without  limiting  the generality of the foregoing, any  matters  that  or  might have been in any way raised, by complaint, cross-complaint or otherwise.  Notwithstanding the above,

or any other provisions of this instrument, this Agreement  shall  not  affect,

discharge,  or release any claims, known or unknown, which arise from or relate to the rights  or obligations of the parties hereto, whether presently existing or subsequently accruing, with respect to the obligations created by or arising out of the provisions of this Agreement.

      5. ATTORNEY  ADVICE.   Each  of the Parties warrant and represent that in

executing this Agreement, such Party  has  relied  on  legal  advice  from  the attorney  of its choice, that the terms of this Settlement Agreement and Mutual

Release and  its  consequences  have been completely read and explained to such

Party by that attorney, and that such Party fully understands the terms of this

Agreement.

      6. NO REPRESENTATIONS.  Each  of  the  Parties  acknowledge and represent

that,  in  executing  this  Agreement,  such  Party  has  not  relied   on  any

inducements,  promises,  or  representations  made  by  any  Party or any party representing  or serving such Party, unless expressly set forth  in  a  written agreement.

      7. DISPUTED  CLAIM.  This Agreement pertains to a disputed claim and does not constitute an admission  of  liability  or  wrongdoing by any Party for any purpose.

      8. COVENANT  RE  ASSIGNMENT.   The  Parties represent  and  warrant  that

it/they are the sole and lawful owner of all  right,  title and interest in and to every claim and other matter which each purports to release herein, and that it  has  not  heretofore  assigned or transferred, or purported  to  assign  or transfer, to any person, firm,  association,  corporation  or other entity, any

right, title or interest in any such claim or other matter.   In the event that

such representation is false, and any such claim or matter is asserted  against any  party  hereto  (and/or the successor of such party) by any party or entity who is the assignee or  transferee  of  such  claim  or matter, the Party shall fully indemnify, defend and hold harmless the party against  who  such claim or matter is asserted (and its successors) from and against such claim  or  matter and  from  all  actual costs, demands, fees, expenses, liabilities, and damages which that party (and/or its successors) incurs as a result of the assertion of

such claim or matter.   It  is the intention of the Parties that this indemnity

does not require payment as a  condition precedent to recovery by a party under this indemnity.

      9. COVENANT RE AUTHORITY TO  BIND  PARTIES.   Each  party  executing this

Agreement  represents  and  warrants  to  the other parties that the individual executing this Agreement on behalf of each party has the power and authority to execute this Agreement and to bind the party  to  the  terms  and conditions of this Agreement by executing this Agreement.

      10.SURVIVAL OF WARRANTIES.  The representations and warranties  contained in this Agreement are deemed to and do survive the execution hereof.

      11.MODIFICATIONS.   This  Agreement may not be amended, canceled, revoked

or otherwise modified except by written  agreement  subscribed  by  all  of the parties to be charged with such modification.

      12.AGREEMENT BINDING ON SUCCESSORS.  This Agreement shall be binding upon and  shall  inure  to  the  benefit  of the parties hereto and their respective

partners,  employees,  agents,  servants,   heirs,  administrators,  executors,

successors, representatives and assigns.

      13.ATTORNEY'S FEES.  All parties hereto  agree to pay their own costs and attorneys' fees except as follows:

                  A.    In the event of any action,  suit  or  other proceeding

      instituted  to  remedy,  prevent or obtain relief from a breach  of  this

      Agreement, arising out of  a  breach  of this Agreement, involving claims within  the  scope  of  the  releases contained  in  this  Agreement,  or

      pertaining  to  a  declaration  of   rights  under  this  Agreement,  the

      prevailing party shall recover all of  such  party's  attorneys' fees and costs  incurred in each and every such action, suit or other  proceeding,

      including any and all appeals or petitions therefrom.

                  B.    As used herein, attorneys' fees shall be deemed to mean

      the full  and  actual  costs  of any legal services actually performed in connection with the matters involved,  calculated  on  the  basis  of the usual fee charged by the attorneys performing such services.

      14.FORUM.   All  parties  consent  to  the  exclusive jurisdiction of the

Courts of New York located in New York County in connection  with  any  dispute relating  to  this  Agreement;  all  parties further agree to accept service of process by overnight courier in any such  suit, to waive any defense based upon an inconvenient forum, and to waive any right to a trial by jury.

      15.COUNTERPARTS AND FACSIMILE EXECUTION.   This Agreement may be executed

in one or more counterparts or by facsimile, each  of  which  when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

      IN  WITNESS  WHEREOF,  the  Parties hereto, agreeing to be bound  hereby,

execute this Agreement upon the date first set forth above.

                                    NEW MILLENNIUM CAPITAL PARTNERS II, LLC





                                    	By: /s/ Corey S. Ribotsky
					-----------------------------
					Name: Corey S. Ribotsky

					itle: Manager

					AJW PARTNERS, LLC




                                    	By: /s/ Corey S. Ribotsky
					-----------------------------
					Name: Corey S. Ribotsky

					itle: Manager

                                    	AJW OFFSHORE LTD.




                                    	By: /s/ Corey S. Ribotsky
					-----------------------------
					Name: Corey S. Ribotsky

					itle: Manager

                                    	AJW QUALIFIED PARTNERS, LLC.




                                    	By: /s/ Corey S. Ribotsky
					-----------------------------
					Name: Corey S. Ribotsky

					itle: Manager

                                    	VALCOM, INC.





                                    	By: /s/ Vince Vellardita
					-----------------------------

					Name: Vince Vellardita

   					Title: Chief Executive Officer